EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                     QUARTERS ENDED MARCH 31, 1997 AND 1996
                      (In thousands, except per share data)

                                                          1997          1996(1)
                                                        --------       --------

Net income                                              $  2,282       $  1,306

Less subsidiary preferred stock dividend                     (32)           (32)
                                                        --------       --------
Income applicable to common stock
   for primary earnings per share                          2,250          1,274

Add interest expense, net of income tax effects,
   attributable to convertible debentures                   --               25
                                                        --------       --------
Income applicable to common stock for
   fully diluted earnings per share                     $  2,250       $  1,299
                                                        ========       ========

Weighted average common shares outstanding                15,298         10,368

Additional shares assuming
   exercise of stock options and warrants                  1,102            733
                                                        --------       --------
Shares used for primary earnings per share                16,400         11,101

Additional shares assuming
   exercise of stock options and warrants                   --              117

Conversion of 10% Convertible
   Subordinated Debentures due 1996                         --              335
                                                        --------       --------
Shares used for fully diluted earnings per share          16,400         11,553
                                                        ========       ========

Earnings per share:

   Primary                                              $    .14       $    .11
                                                        ========       ========

   Fully diluted                                        $    .14       $    .11
                                                        ========       ========
---------------
(1) Weighted average common shares outstanding have been restated to include the effect of a 3-for-2 stock split paid on June 14, 1996.

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